News Release

Amkor Technology Reports Financial Results for the Second Quarter 2013

Second Quarter 2013

•	Net sales $746 million

•	Gross margin 18.5%

•	Net income $30 million

•	Earnings per diluted share $0.14

CHANDLER, Ariz. - July 29, 2013 - Amkor Technology, Inc. (NASDAQ: AMKR), a leading provider of semiconductor packaging and test services, today announced financial results for the second quarter ended June 30, 2013, with net sales of $746 million, net income of $30 million, and earnings per diluted share of $0.14.

"Driven by strong results in mobile communications, sales for the quarter increased more than 8% sequentially and year over year with a corresponding improvement in our gross margin," said Steve Kelley, Amkor's president and chief executive officer. "Since joining Amkor in May, I have been working closely with customers and management to assess our business and operations. We are well positioned with solid investments in the right technologies, customers, and end markets, and I am optimistic about our long term prospects for sales growth and improved profitability."

Selected financial information for the second quarter 2013 is as follows:

•	Net Sales: $746 million, up 8.5% from $688 million in the prior quarter, and up 8.7% from $687 million in the second quarter of 2012

•	Gross Margin: 18.5%, compared to 16.7% in the prior quarter, and adjusted gross margin of 17.4% in the second quarter of 2012

•	Net Income: $30 million, up from $13 million in the prior quarter, and down from adjusted net income of $33 million in the second quarter of 2012

•	Earnings Per Diluted Share: $0.14, up from $0.07 in the prior quarter, and down from adjusted earnings per diluted share of $0.15 in the second quarter of 2012

Second quarter 2013 results include a $12 million ($0.05 per diluted share) charge on the exchange of $194 million principal amount of our Convertible Senior Subordinated Notes due 2014 for cash and common stock, and a $15 million ($0.06 per diluted share) benefit from two discrete tax items relating to foreign operations.

The adjusted gross margin, adjusted net income, and adjusted earnings per diluted share presented above for the second quarter 2012 exclude a loss contingency of $34 million ($32 million, net of tax) relating to our pending patent license arbitration, and are non-GAAP measures. Selected operating data for the second quarter 2013, and a reconciliation of the second quarter 2012 non-GAAP measures presented above to the comparable GAAP measures, are included in a section below before the financial statements.

“Capital additions were $159 million during the second quarter, primarily in support of customers in mobile communications,” said Joanne Solomon, Amkor's executive vice president and chief financial officer.

“We took advantage of favorable conditions in the capital markets to raise additional funding,” continued Solomon. “The $225 million addition to our Senior Notes due 2022 provides resources for our investment initiatives. We also completed a tender offer for our Convertible Senior Subordinated Notes due 2014 and exchanged approximately $194 million of these Notes for approximately 64 million shares of our common stock and approximately $12 million of cash."

Cash and cash equivalents were $636 million, and total debt was $1.7 billion, at June 30, 2013.

Business Outlook

“Looking ahead to the third quarter, our sales are expected to be flat as some customers are adjusting their inventory levels in response to the recent slowdown in demand for smartphones,” noted Kelley. “In light of these developments, we are lowering our estimate of 2013 capital additions from around $525 million to around $450 million. Although this slowdown in the smartphone market has reduced our expectations for the third quarter, we remain confident in the strong growth prospects for mobile communications."

Based upon currently available information, we have the following expectations for the third quarter 2013:

•	Net sales of $715 million to $765 million, down 4% to up 3% from the prior quarter

•	Gross margin of 16% to 19%

•	Net income of $8 million to $30 million, or $0.04 to $0.13 per diluted share

•
Capital additions of around $100 million for the third quarter, and around $450 million for the full year 2013. This excludes spending for the acquisition of land and construction relating to our previously announced new factory and R&D center in South Korea of $40 million in the third quarter and $140 million in the full year 2013.

Conference Call Information

Amkor will conduct a conference call on Monday, July 29, 2013, at 5:00 p.m. Eastern Time. This call may include material information not included in this press release. This call is being webcast and can be accessed at Amkor's website: www.amkor.com. You may also access the call by dialing 1-877-941-9205 or 1-480-629-9771. A replay of the call will be made available at Amkor's website or by dialing 1-800-406-7325 or 1-303-590-3030 (access pass code #4626101). The webcast is also being distributed over Thomson Reuters' Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Reuters' individual investor center at www.companyboardroom.com or by visiting any of the investor sites in Thomson Reuters' Individual Investor Network. Institutional investors can access the call via Thomson Reuters' password-protected event management site, Street Events (www.streetevents.com).

About Amkor

Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information about Amkor is available from the company's filings with the Securities and Exchange Commission and at Amkor's website: www.amkor.com.

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding sales growth and improving profitability, and all of the statements made under "Business Outlook" above. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following:

•
the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters, including the final ruling in the pending patent license arbitration and the impact of other legal proceedings;

•	the highly unpredictable nature of the semiconductor industry;

•	the effect of the global economy on credit markets, financial institutions, customers, suppliers and consumers, including the increasingly uncertain macroeconomic environment;

•	timing and volume of orders relative to production capacity and inability to achieve high capacity utilization rates;

•	volatility of consumer demand and weakness in forecasts from our customers for products incorporating our semiconductor packages, including the recent slowdown in demand for smartphones;

•	dependence on key customers;

•
the performance of our business, economic and market conditions, the cash needs and investment opportunities for the business, the need for additional capacity and facilities to service customer demand and the availability of cash flow from operations or financing;

•	customer modification of and follow through with respect to forecasts provided to us, including delays in forecasts with respect to smartphones and tablets;

•
changes in tax rates and taxes as a result of changes in tax law, the jurisdictions in which our income is determined to be earned and taxed, the outcome of tax audits and tax ruling requests, our ability to realize deferred tax assets and the expiration of tax holidays;

•	curtailment of outsourcing by our customers;

•	our substantial indebtedness and restrictive covenants;

•	failure to realize sufficient cash flow or access to other sources of liquidity to fund capital additions;

•	the effects of a recession or other downturn in the U.S. and other economies worldwide;

•
disruptions in our business or deficiencies in our controls resulting from the implementation and security of, and changes to, our enterprise resource planning and other management information systems;

•	economic effects of terrorist attacks, natural disasters and military conflict;

•	our ability to control costs and improve profitability;

•	competition, competitive pricing and declines in average selling prices;

•	fluctuations in manufacturing yields;

•	dependence on international operations and sales;

•	dependence on raw material and equipment suppliers and changes in raw material and precious metal costs;

•	exchange rate fluctuations;

•	dependence on key personnel;

•	difficulties in managing growth and consolidating and integrating operations;

•	enforcement of and compliance with intellectual property rights;

•	environmental and other governmental regulations; and

•	technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2012 and in the company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Contacts:

Amkor Technology, Inc.
Joanne Solomon
Executive Vice President & Chief Financial Officer
480-786-7878
joanne.solomon@amkor.com

Greg Johnson
Senior Director, Corporate Communications
480-786-7594
greg.johnson@amkor.com

AMKOR TECHNOLOGY, INC.
Selected Operating Data

Since the first quarter 2013, we have reported sales data for our packaging services by the following categories: flip chip and wafer-level processing and wirebond. We have also provided quarterly and annual packaging services sales and packaged units for 2011 and 2012 under these revised sales reporting categories at the Investor Relations section of our website at www.amkor.com.

	Q2 2013	Q1 2013	Q2 2012
Sales Data:
Packaging services (in millions):
Flip chip and wafer-level processing	$339	$320	$273
Wirebond	308	274	338
Packaging services	647	594	611
Test services	99	94	76
Total sales	$746	$688	$687

Packaging services:
Flip chip and wafer-level processing	46%	46%	40%
Wirebond	41%	40%	49%
Packaging services	87%	86%	89%
Test services	13%	14%	11%
Total sales	100%	100%	100%

Packaged units (in millions):
Flip chip and wafer-level processing	704	579	298
Wirebond	1,976	1,722	1,827
Total packaged units	2,680	2,301	2,125

Net sales from top ten customers	63%	63%	64%

Capacity Utilization:
Packaging	85%	76%	79%
Test	81%	83%	80%

End Market Distribution Data (an approximation including representative devices and applications based on a sampling of our largest customers):
Communications (handsets, tablets, wireless LAN, handheld devices)	58%	59%	45%
Consumer (gaming, television, set top boxes, portable media, digital cameras)	14%	14%	23%
Computing (desk tops, PCs, hard disk drives, servers, displays, printers, peripherals)	9%	9%	12%
Networking (servers, routers, switches)	10%	10%	11%
Other (automotive, industrial)	9%	8%	9%
Total	100%	100%	100%

Gross Margin Data:
Net sales	100%	100%	100%
Cost of sales:
Materials	41%	42%	43%
Labor	14%	15%	15%
Other manufacturing	26%	26%	25%
Loss contingency	—%	—%	4%
Gross margin	19%	17%	13%

AMKOR TECHNOLOGY, INC.
Selected Operating Data

	Q2 2013	Q1 2013	Q2 2012
	(In millions, except per share data)
Capital Investment Data:
Property, plant and equipment additions	$159	$124	$149
Net change in related accounts payable and deposits	(49)	(11)	(38)
Purchases of property, plant and equipment	$110	$113	$111
Depreciation and amortization	$99	$97	$91

Free Cash Flow Data:
Net cash provided by operating activities	$102	$99	$86
Less purchases of property, plant and equipment	(110)	(113)	(111)
Free cash flow (1)	$(8)	$(14)	$(25)

Earnings per Share Data:
Net income attributable to Amkor - basic	$30	$13	$1

Adjustment for dilutive securities on net income:
Interest on 6.0% convertible notes due 2014, net of tax (2)	3	4	—
Net income attributable to Amkor - diluted	$33	$17	$1

Weighted average shares outstanding - basic	161	152	166
Effect of dilutive securities:
6.0% convertible notes due 2014 (2)	74	83	—
Weighted average shares outstanding - diluted	235	235	166

Net income attributable to Amkor per common share:
Basic	$0.18	$0.09	$—
Diluted	$0.14	$0.07	$—

(1)
We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by U.S. generally accepted accounting principles ("U.S. GAAP"). We believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital additions. However, free cash flow has certain limitations, including that it does not represent the residual cash flow available for discretionary expenditures since other, non-discretionary expenditures, such as mandatory debt service, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. This measure should be considered in addition to, and not as a substitute for, or superior to, other measures of liquidity or financial performance prepared in accordance with U.S. GAAP, such as net cash provided by operating activities. Furthermore, our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

(2)
The potential shares of common stock and interest related to the 6.0% convertible notes due 2014 were excluded from earnings per diluted share for the three months ended June 30, 2012, because the effect of including these potential shares was antidilutive.

AMKOR TECHNOLOGY, INC.
Selected Operating Data

In the press release above we provide adjusted gross margin, adjusted net income and adjusted earnings per diluted share for the second quarter 2012. We present these non-GAAP amounts to demonstrate the impact of the loss contingency we recognized related to our pending patent license arbitration. These measures have limitations, including that they exclude the charges for the arbitration panel award, which is an amount that the company may ultimately have to pay in cash. Furthermore, the factors affecting the calculation of the arbitration award are complex and subject to determination by the arbitration panel. Therefore, the final amount of the loss may be more than the amount we have recognized. Accordingly, these measures that exclude the loss contingency accrual should be considered in addition to, and not as a substitute for, or superior to, gross margin, net income and earnings per diluted share prepared in accordance with U.S. GAAP. Below is the reconciliation of adjusted gross margin, adjusted net income and adjusted earnings per diluted share to U.S. GAAP gross margin, net income and earnings per diluted share.

Non-GAAP Financial Measures Reconciliation:
Q2 2012
Gross margin	13%
Plus: Loss contingency divided by net sales	4%
Adjusted gross margin	17%

(In millions)
Net income	$1
Plus: Loss contingency, net of tax	32
Adjusted net income	$33

Earnings per diluted share	$—
Plus: Loss contingency per diluted share	0.13
Plus: Adjustment for dilutive effect of interest on 6.0% convertible notes due 2014, net of tax	0.02
Adjusted earnings per diluted share	$0.15

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except per share data)
Net sales	$746,059	$686,527	$1,433,588	$1,341,537
Cost of sales	607,680	597,207	1,180,256	1,147,236
Gross profit	138,379	89,320	253,332	194,301
Operating expenses:
Selling, general and administrative	65,618	53,489	125,177	110,744
Research and development	14,308	13,867	28,614	27,292
Total operating expenses	79,926	67,356	153,791	138,036
Operating income	58,453	21,964	99,541	56,265
Other expense (income):
Interest expense	23,739	22,452	45,817	41,038
Interest expense, related party	3,192	3,492	6,684	6,984
Interest income	(676)	(828)	(1,503)	(1,717)
Foreign currency loss, net	2,041	1,277	875	2,067
Loss on debt retirement, net	11,619	—	11,619	—
Equity in earnings of unconsolidated affiliate	(1,445)	(892)	(1,500)	(2,880)
Other income, net	(108)	(518)	(337)	(1,152)
Total other expense, net	38,362	24,983	61,655	44,340
Income (loss) before income taxes	20,091	(3,019)	37,886	11,925
Income tax benefit	(10,238)	(3,891)	(6,209)	(529)
Net income	30,329	872	44,095	12,454
Net income attributable to noncontrolling interests	(602)	(291)	(986)	(99)
Net income attributable to Amkor	$29,727	$581	$43,109	$12,355

Net income attributable to Amkor per common share:
Basic	$0.18	$—	$0.27	$0.07
Diluted	$0.14	$—	$0.21	$0.07

Shares used in computing per common share amounts:
Basic	160,886	165,956	156,672	166,911
Diluted	235,111	166,009	235,099	167,012

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2013	December 31, 2012
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$636,007	$413,048
Restricted cash	2,681	2,680
Accounts receivable:
Trade, net of allowances	411,699	389,699
Other	4,463	13,098
Inventories	231,974	227,439
Other current assets	50,331	45,444
Total current assets	1,337,155	1,091,408
Property, plant and equipment, net	1,885,203	1,819,969
Intangibles, net	5,009	4,766
Investments	103,308	38,690
Restricted cash	2,209	2,308
Other assets	83,449	68,074
Total assets	$3,416,333	$3,025,215

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$56,350	$—
Trade accounts payable	499,508	439,663
Accrued expenses	217,845	212,964
Total current liabilities	773,703	652,627
Long-term debt	1,519,661	1,320,000
Long-term debt, related party	75,000	225,000
Pension and severance obligations	137,115	139,379
Other non-current liabilities	10,855	21,415
Total liabilities	2,516,334	2,358,421
Equity:
Amkor stockholders' equity:
Preferred stock	—	—
Common stock	262	198
Additional paid-in capital	1,810,295	1,614,143
Accumulated deficit	(713,535)	(756,644)
Accumulated other comprehensive income	4,307	11,241
Treasury stock	(211,155)	(210,983)
Total Amkor stockholders' equity	890,174	657,955
Noncontrolling interests in subsidiaries	9,825	8,839
Total equity	899,999	666,794
Total liabilities and equity	$3,416,333	$3,025,215

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended June 30,
	2013	2012
	(In thousands)
Cash flows from operating activities:
Net income	$44,095	$12,454
Depreciation and amortization	195,785	179,182
Loss on debt retirement, net	11,619	—
Other operating activities and non-cash items	(13,947)	(1,881)
Changes in assets and liabilities	(36,702)	(47,292)
Net cash provided by operating activities	200,850	142,463

Cash flows from investing activities:
Purchases of property, plant and equipment	(222,674)	(232,682)
Proceeds from the sale of property, plant and equipment	25,093	998
Payments from unconsolidated affiliate	8,843	9,688
Investment in unconsolidated affiliate	(67,372)	—
Other investing activities	(2,032)	1,533
Net cash used in investing activities	(258,142)	(220,463)

Cash flows from financing activities:
Borrowings under revolving credit facilities	5,000	—
Payments under revolving credit facilities	(5,000)	—
Borrowings under short-term debt	—	30,000
Payments of short-term debt	—	(20,000)
Proceeds from issuance of long-term debt	293,000	187,528
Payments of long-term debt, net	—	(165,165)
Payments for debt issuance costs	(3,357)	(823)
Payments for the retirement of debt	(11,619)	—
Payments for repurchase of common stock	—	(35,652)
Proceeds from the issuance of stock through share-based compensation plans	—	162
Payments of tax withholding for restricted shares	(172)	(446)
Net cash provided by (used in) financing activities	277,852	(4,396)

Effect of exchange rate fluctuations on cash and cash equivalents	2,399	(1,052)

Net increase (decrease) in cash and cash equivalents	222,959	(83,448)
Cash and cash equivalents, beginning of period	413,048	434,631
Cash and cash equivalents, end of period	$636,007	$351,183